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                                                                       EXHIBIT I

BOSTON
BRUSSELS
CHARLOTTE
FRANKFURT
HARRISBURG
HARTFORD
LONDON
LUXEMBOURG
MUNICH
NEW YORK
NEWPORT BEACH
PALO ALTO
PARIS
PHILADELPHIA
PRINCETON
SAN FRANCISCO
WASHINGTON

[LOGO] Dechert LLP

March 3, 2005

Forward Funds, Inc.
433 California Street, 11th Floor
San Francisco, CA 94104

Re: Forward Funds, Inc.

Ladies and Gentlemen:

This opinion is given in connection with the filing by the Forward Funds, Inc, a Maryland corporation ("Corporation"), of Post-Effective Amendment No. 31 to the Corporation's Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 33 to the Registration Statement under the Investment Company Act of 1940 ("1940 Act") relating to the issuance of authorized Institutional Class and Class A shares, at a par value of $0.001 per share, of the Forward Legato Fund, a new series of the Corporation.

We have examined the following Corporation documents: the Corporation's Articles of Incorporation; the Corporation's By-Laws; the Corporation's Articles Supplementary; pertinent provisions of the laws of the State of Maryland; and such other Corporation records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. The Corporation is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

2. The Shares to be offered for sale by the Corporation, when issued in the manner contemplated by the Registration Statement when effective under the rules of the Securities and Exchange Commission, will be legally issued, fully-paid and non-assessable when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Corporation against receipt of the net asset value of the shares.

This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as the due organization of the Corporation and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Maryland or any other state or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP in the Registration Statement.

Sincerely,


/s/ Dechert LLP
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Law Offices of Dechert LLP
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4675 MacArthur Court . Suite 1400 . Newport Beach, CA 92660 . Tel: 949.442.6000
.. Fax: 949.442.6010 . www.dechert.com